Exhibit 3.27

LIMITED LIABILITY COMPANY AGREEMENT

OF

ST. HELENA WESTMINSTER ESTATES, LLC,

THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into effective as of January 12, 1999, by Presley Homes, a California corporation (the “Member”). The capitalized terms used herein shall have the respective meanings assigned to such terms in Article VII.

ARTICLE I

FORMATION

1.01	Formation

The Member does hereby form and constitute itself as a Delaware limited liability company pursuant to the provisions of the Delaware Act. In connection therewith, an authorized person shall execute a Certificate of Formation for the Company in accordance with the Delaware Act which shall be duly filed with the Office of the Delaware Secretary of State. Such authorized person and/or the Member also shall execute, acknowledge and/or verify such other documents and/or instruments as may be necessary and/or appropriate in order to form the Company and/or continue its existence in accordance with the provisions of the Delaware Act and/or, if required by applicable law, to register, qualify to do business and/or operate its business in California as a foreign limited liability company in accordance with the provisions of the California Act.

1.02	Names and Addresses

The name of the Company is “ST. HELENA WESTMINSTER ESTATES, LLC.” The registered office of the Company in the State of Delaware shall be at 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for the Company in the State of Delaware shall be CT Corporation, 1209 Orange Street, Wilmington, Delaware 19801. The mailing address of the Company in the State of California shall be at 19 Corporate .Plaza, Newport Beach, California 92660. The name and address of the registered agent of the Company in the State of California, if one is required, shall be Wade H. Cable.

1.03	Nature of Business

The express, limited and only purposes of the Company shall be (i) to engage in the purchase, ownership, management, development, improvement, financing, and sale of real property, and (ii) to conduct such other activities as are necessary and/or appropriate to carrying out the foregoing purposes.

1.04	Fiduciary Duties

In view of the limited purposes of the Company, the Member shall not have any fiduciary obligations with respect to the Company insofar as making other investment opportunities available to the Company. The Member may, notwithstanding the existence of this Agreement, engage in whatever activities such Member may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent the Member, and any Affiliate of the Member, from engaging in such activities, and the fiduciary duties of the Member shall be limited solely to those arising from the purpose of the Company described in Section 1.03 above.

1.05	Term of Company

The term of the Company shall commence as of the date the Certificate of Formation for the Company is filed with the Delaware Secretary of State, and shall continue until December 31, 2030, unless terminated sooner as a result of the dissolution of the Company pursuant to Article IV or unless extended by the agreement of the Member.

ARTICLE II

MANAGEMENT OF THE COMPANY

2.01	Powers of the Member

The Member shall have the full and complete charge of all affairs of the Company, and the management and control of the Company’s business shall rest exclusively with the Member subject to the terms of this Agreement. All assignments of title to Company property or any interest therein, all loan documents, agreements, contracts and any and all other matters and documents affecting or relating to the business of the Company may be executed on the Company’s behalf by the Member, or by any officer of the Company acting alone and without execution by any other officer. The Member’s signature, and any officer’s signature, on any such document shall bind the Company and may be relied on by any third party without incurring liability to the Company by reason of reliance on the provisions of this Section 2.01. The Member shall use such Member’s reasonable efforts to carry out the business of the Company and shall devote such time to the Company as is necessary, in the reasonable discretion of such Member, for the efficient operation of the Company’s business. Nothing contained herein shall prevent the Member from devoting time to other businesses, whether or not similar in nature to the business of the Company. The provisions of this Section 2.01 shall not be construed to bar any Member from delegating responsibility for such Member’s day-to-day management decisions to any person or entity employed by the Company or any Affiliate of the Member.

2.02	Meetings

Although it is the express intent of the Member that there shall not be any required (or regularly scheduled) meetings of the Company, meetings may be called upon the written request of the Member. Any such meetings may be held in-person or telephonically and shall be held on such day and at such time as are reasonably convenient for the Member. Any in-person meetings shall be held at the principal office of the Company or such other place as is designated by the Member.

2.03	Liability and Indemnity

No Member shall be liable or accountable in damages or otherwise to the Company for any error of judgment or any mistake of fact or law or for anything that such Member may do or refrain from doing hereafter except in the case of willful misconduct or gross negligence. The Company does hereby indemnify and agree to hold the Member wholly harmless from and against any loss, expense or damage suffered by such Member by reason of anything which such Member may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest, provided, however, that the Company shall not be required to indemnify the Member from any loss, expense or damage which such Member may suffer as a result of such Member’s willful misconduct or gross negligence in performing or in failing to perform such Member’s duties hereunder and any such indemnity shall be recoverable only from the assets of the Company.

2.04	Reimbursement and Fees

The Member shall not be paid such compensation for rendering services to the Company as the Member shall agree. The Member shall be reimbursed, without reduction to such Member’s Capital Account, by the Company for any out-of-pocket costs incurred by such Member on behalf of the Company that are not treated as capital contributions.

2.05	Designation of Officers

The Member may, from time to time, designate officers of the Company and delegate to such officers such authority and duties as the Member may deem advisable and may assign titles (including, without limitation, chief executive officer, president, vice-president, secretary and/or treasurer) to any such officer. Unless the Member otherwise determines, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office pursuant to the Delaware General Corporation Law. Any number of titles may be held by the same officer. Any officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Member or such officer resigns. The Company shall not have any managers within the meaning of the Delaware Act.

ARTICLE III

MEMBER CONTRIBUTIONS TO COMPANY; PROFITS, LOSSES AND

DISTRIBUTIONS

3.01	Initial Contribution

Concurrently with the execution of this Agreement, the Member shall contribute the assets listed on Exhibit “A” attached hereto, valued as described on Exhibit “A”, to the capital of the Company and such Member’s Capital Account shall be credited with such amount concurrently with such contribution.

3.02	Member Loans

If additional funds are necessary for the Company to meet its current or projected financial requirements, as determined in the reasonable discretion of the Member, then such Member shall have the right, but not the obligation, to advance to the Company, in cash, an amount equal to such necessary funds. Any and all advances made by the Member (and/or any Affiliate thereof) to the Company pursuant to this Section 3.02 shall be treated as loans (“Member Loans”) with recourse to the assets of the Company (and not to the assets of any Member), and shall bear interest at the lesser of (i) the prevailing Bank of America commercial reference (prime) lending rate plus two (2) percentage points, compounded annually and adjusted concurrently with the adjustments to any such prime rate, or (ii) the maximum, non-usurious rate then permitted by law for such loan(s). Any and all Member Loans shall be payable solely from the cash proceeds realized by the Company and prior to any distributions of Cash Flow or other cash proceeds to the Member. Accordingly, until any and all Member Loans are repaid in full, the Member shall draw no further distributions from the Company and all cash or property otherwise distributable to the Member shall be paid to the Member as a reduction of the outstanding balance of such Member Loan, with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof.

3.03	Capital Contributions in General

Except as otherwise expressly provided in this Agreement, (a) no part of the contributions of the Member to the capital of the Company may be withdrawn by such Member, (b) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, and (c) no Member shall be required or be entitled to contribute additional capital to the Company other than as permitted or required by this Article III.

3.04	Profits and Losses

All profits and losses of the Company shall be allocated to, and reported by, the Member.

3.05	Distributions

All Cash Flow of the Company shall be distributed to the Member.

ARTICLE IV

DISSOLUTION AND WINDING UP OF THE COMPANY

4.01	Events Causing Dissolution of the Company

The Company shall be dissolved upon the first to occur of (a) the expiration of the term of the Company unless such term has been extended by the agreement of the Member, (b) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Cash Flow derived therefrom; or (c) the affirmative election of the Member to dissolve the Company. The admission of any new Members into the Company shall not dissolve the Company, but the business of the Company shall continue without interruption and without any break in continuity.

4.02	Winding Up of the Company

Upon the dissolution or Liquidation of the Company, the Member shall proceed to the winding up of the affairs of the Company. During such winding up process, the Cash Flow distributions shall continue to be distributed to the Member in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) days after such Liquidation, in the following order: (a) first, to creditors, including the Member if the Member is a creditor, in the order of priority as provided by law; (b) second, to the setting up of any reserves which the Member deems necessary, in such Member’s reasonable discretion, for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed as soon as practicable, as determined in the reasonable discretion of the Member), and (c) thereafter, to the Member.

4.03	Negative Capital Account Restoration

No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company or to any other person or entity.

ARTICLE V

BOOKS AND RECORDS

5.01	Books of Account and Bank Accounts

The fiscal year and taxable year of the Company shall be the year ending December 31. The Company’s books and records shall be maintained on a cash or an accrual basis, as determined in the reasonable discretion of the Member.

5.02	Annual Reports and Tax Returns

So long as there is only a single member, no federal income tax return will be filed. Within ninety (90) days after the close of each fiscal year, the Member shall cause to be prepared and forwarded to the Member, at the expense of the Company (unless the Member otherwise advises the Company), (i) unaudited financial statements, which shall include, without limitation, a balance sheet of the Company, an operating (income or loss) statement, and all other information customarily shown on financial statements prepared in accordance with generally accepted accounting principles, consistently applied, and (ii) all information necessary to enable the Member to include the Company’s income or loss in his federal and state income tax returns.

ARTICLE VI

MISCELLANEOUS

6.01	Notices

All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods- (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) telegraph, telex, telecopy, or cable. Any such notice or other communication shall be deemed received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the person to receive such notice; (b) if delivered by overnight commercial carrier, one (1) day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; (c) if mailed, on the date of delivery as shown by the sender’s registry or certification receipt; (d) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; or (e) if given by telex or telecopy, when sent. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 6.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth in Section 1.02. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 6.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.

6.02	Construction of Agreement

The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Time is of the essence of this Agreement The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. This Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Member and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Every provision of this Agreement is intended to be severable.

ARTICLE VII

DEFINITIONS

7.1	Affiliate

The term “Affiliate” means any person or entity which, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with another person or entity. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to (i) vote fifty-one percent (51%) or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct management policies of such person by contract or otherwise.

7.2	Agreement

The term “Agreement” means this Limited Liability Company Agreement of St. Helena Westminster Estates, LLC.

7.3	California Act

The term “California Act” means the Beverly-Killea Limited Liability Act as set forth in Title 2.5, Chapter 1 et seq. of the California Corporations Code, as hereafter amended from time to time.

7.4	Cash Flow

The term “Cash Flow” means the excess, if any, of all cash receipts of the Company as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to the Member, any amounts applied to repay any Member Loan pursuant to

Section 3.02, and reimbursements made to the Member, but exclusive of distributions to the Member in their capacities as such) of the Company prior to that date, plus (ii) any reserve, determined in the reasonable discretion of the Member, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor. Cash Flow shall be determined and distributed on an annual basis or at such other times as the Member determines that funds are available therefor, taking into account the reasonable business needs of the Company.

7.5	Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provision of any superseding revenue law).

7.6	Company

The term “Company” means the limited liability company created pursuant to this Agreement and the filing of a Certificate of Formation with the Delaware Secretary of State in accordance with the provisions of the Delaware Act.

7.7	Delaware Act

The term “Delaware Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as hereafter amended from time to time.

7.8	Interest

The term “Interest” means in respect to the Member, all of such Member’s right, title and interest in and to the Cash Flow and capital of the Company, and any and all other interests therein.

7.9	Liquidation

The term “Liquidation” means, (i) in respect to the Company the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Member), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of the Member’s interest in the Company under Treasury Regulation Section 1.761-l(d).

7.10	Member

The term “Member” means Presley Homes, a California corporation.

7.11	Member Loans

The term “Member Loans” is defined in Section 3.02.

7.12	Treasury Regulation

The term “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the day and year first above written,

PRESLEY HOMES,
a California corporation

By:	/s/ David M. Siegel
Name:	DAVID M. SIEGEL
Title:	SR. V.P.

By:	/s/ W. Douglass Harris
Name:	W. DOUGLASS HARRIS
Title:	VICE PRESIDENT